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                                                                   EXHIBIT 10.21

                               LEARN2 CORPORATION

                                 PROMISSORY NOTE

$400,000

10% PER ANNUM

                                                                JANUARY 24, 2002


         FOR VALUE RECEIVED, the undersigned, LEARN2 CORPORATION, a Delaware corporation ("LEARN2"), HEREBY PROMISES TO PAY to the order of _____, a _____ corporation ("_____"), the principal sum of US$400,000 plus accrued interest, payable on January 24, 2004, such interest to accrue at the rate of 10% per annum, to be compounded monthly.

         LEARN2 may, upon at least two (2) days' notice to the holder of this promissory note (the "Note"), prepay this Note and all accrued interest in full. LEARN2 shall make all payments hereunder not later than 11:00 a.m. (New York time) on the date when due in lawful money of the United States of America to _____ at _____ for the account of _____, Attn: _____ in same day funds or at such other address as the holder of this Note notifies LEARN2 from time to time. Such payment shall be so made by LEARN2 without set-off or counterclaim and free and clear of and without deduction for any and all present and future taxes, levies, imposts, fees, deductions, charges, withholdings, and all liabilities with respect thereto, asserted, imposed, levied, collected or assessed by the Internal Revenue Service or any state or local taxing authority.

         LEARN2 hereby agrees that, in the event it completes, from time to time, (i) -any sale, merger, acquisition, or other extraordinary corporate transactions in each case as a result of which Learn2's working capital increases by at least $2 million (each being an "M&A Transactions") in each case in which the surviving or resulting entity therefrom has pro forma working capital (including cash and cash equivalents) (a) in excess of $10,000,000 or
(b) that is $7,500,000 greater than the working capital of LEARN2 immediately prior to the M&A Transaction, or (ii) any dissolution, extraordinary dividend, recapitalization or similar transaction, this Note will become automatically due and payable.

         LEARN2 hereby agrees that, in the event it completes, from time to time, any financing transactions ("Financings") in which the aggregate gross proceeds raised by LEARN2 exceed $7,500,000, this Note will become automatically due and payable.

         LEARN2 hereby agrees that, in the event it completes, from time to time, any (i) Financings in which the aggregate gross proceeds raised by LEARN2 exceed $2,000,000 or (ii) M&A Transactions in which the surviving or resulting entities therefrom have combined pro forma working capital (including cash and cash equivalents) in excess of

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$2,000,000, a percentage (as determined pursuant to the next sentence hereof) of the original principal amount plus accrued interest payable under this Note will become automatically due and payable. The applicable percentage shall equal the quotient obtained by dividing (x) the difference between the aggregate gross proceeds raised (or, in the case of M&A Transactions, the pro forma working capital including cash and cash equivalents) and $2,000,000 by (y) $5,500,000.

         LEARN2 hereby agrees, that, in the event of bankruptcy or similar proceedings being commenced with respect to LEARN2, this Note and all accrued interest will become automatically due and payable.

         LEARN2 hereby agrees that its obligation to make payments under this
Note is unconditional and that it shall make such payments irrespective of and without deduction for any claim, defense, counterclaim or set-off whatsoever and will not seek to recover from the holder of this Note for any reason any such payment once made. Without limiting the generality of the foregoing, the obligations of LEARN2 under this Note shall not in any way be dependent upon or otherwise affected by the performance of any contract or agreement between LEARN2 and the holder of this Note and such obligations shall not be affected in any way by reason of any claim which LEARN2 may have with respect to any such contract or agreement. LEARN2 hereby agrees that it will pay all expenses of the holder of this Note arising in connection with the enforcement of LEARN2's obligations under this Note.

         The holder of this Note may assign, sell or transfer this Note or any or all of its rights herein to any party at any time. This Note shall be binding on LEARN2 and shall inure to the benefit of _____ and its successors and assigns, This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

         LEARN2 hereby submits to the exclusive jurisdiction of any New York State or Federal court sitting in Manhattan, New York, in any action or proceeding arising out of or relating to this Note and LEARN2 agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.

         LEARN2, and _____ by accepting this Note, each hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Note.

                  IN WITNESS WHEREOF, LEARN2 has caused this Note to be executed and delivered by its authorized officer, as of the day and year first above written.

                                            LEARN2 CORPORATION


                                            By:____________________________
                                                 Name:
                                                 Title:


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